Form Monthly Servicer Certificate Citibank Omni-S Master Trust Series 2002-2 A (Post-Defeasance)

Distribution Date: December 15, 2008 Related Due Period: November 18, 2008 to December 15, 2008 Related Interest Period: November 17, 2008 to December 14, 2008

Under the Defeasance Trust Agreement relating to the Pooling and Servicing Agreement, the Servicer is required to prepare, and the Paying Agent is required to deliver, certain information each month regarding current distributions to Certificateholders. The information for the Due Period and the Distribution Date listed above is set forth below:

1. Payments to Series 2002-2 A Investors with respect to this Distribution Date
	Total	Interest	Principal
Class	$240,438.28	$240,438.28	$0.00

2. Information Concerning Principal Payments
		Amount Deposited this Due Period	Total Distributions through this Due Period
SERIES 2002-2 A BY CLASS
(a)	Class	$0.00	$0.00

3. Information Concerning Class Interest Funding Account
(a)	Amount on deposit in the Class Interest Funding Account at the close of business on the immediately preceding Distribution Date		$4,248,064.31
(b)	Amount of interest and earnings withdrawn from the Class Principal Funding Account and credited to the Class Interest Funding Account pursuant to Section 3(b), if any, since the close of business on the immediately preceding Distribution Date		$128,950.90
(c)	Amount of interest and investment income credited to the Class Interest Funding Account, as described in Section 4(b), if any, since the close of business on the immediately preceding Distribution Date		$2,911.02
(d)	Amount of Certificate Interest with respect to Class , if any, withdrawn from the Class Interest Funding Account pursuant to the first sentence of Section 6(b), with respect to the current Distribution Date		$240,438.28
(e)	Amount withdrawn from the Class Interest Funding Account pursuant to the last sentence of Section 6(b), if any, and applied under Section 6(c) with respect to the current Distribution Date		$0.00
(f)	Amount on deposit in the Class Interest Funding Account at the close of business on the current Distribution Date after taking into account all withdrawals and distributions on or prior to such Distribution Date		$4,139,487.95
4. Information Concerning Class Principal Funding Account
(a)	Amount on deposit in the Class Principal Funding Account at the close of business on the immediately preceding Distribution Date		$188,210,000.00
(b)	Amount withdrawn from the Class Principal Funding Account and distributed pursuant to Section 6(c), if any, with respect to the current Distribution Date		$0.00
(c)	Amount on deposit in the Class Principal Funding Account at the close of business on the current Distribution Date after taking into account all withdrawals and distributions on or prior to such Distribution Date		$188,210,000.00

CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION as Servicer
By: /s/ Andrew J. Lubliner